DSI REALTY INCOME FUND VI
(A California Real Estate Limited Partnership)

BALANCE SHEETS(UNAUDITED), SEPTEMBER 30, 1996 AND DECEMBER 31, 1995

                             September 30,        December 31,
                                 1996                1995
ASSETS

CASH AND CASH EQUIVALENTS      $ 804,550         $  506,933
PROPERTY                       4,428,779          4,739,872
OTHER ASSETS                      77,595             38,342

TOTAL                         $5,310,924         $5,285,147

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                     $365,782           $364,137

PARTNERS' EQUITY:
General Partners                 (43,834)           (44,075)
Limited Partners               4,988,975          4,965,085
     Total partners' equity    4,945,142          4,921,010

TOTAL                         $5,310,924         $5,285,147


See accompanying notes to financial statements (unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                              September 30,      September 30,
                                  1996               1995
REVENUES:
Rental Income                   $651,542           $643,148
Interest                           5,205              4,552
     Total revenue               656,747            647,700

EXPENSES:
Operating Expenses               299,996            303,960
General and administrative        48,109             47,881
     Total expenses              348,105            351,841

NET INCOME                      $308,642           $295,859

AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners            $305,556           $292,900
    General partners               3,086              2,959
TOTAL                           $308,642           $295,859
NET INCOME PER
   LIMITED PARTNERSHIP UNIT       $12.86             $12.33

LIMITED PARTNERSHIP
  UNITS USED IN PER
  UNIT CALCULATION                23,753             23,753


See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995


                               September 30,    September 30,
                                   1996             1995


REVENUES:
Rental Income                   $1,894,939        $1,871,663
Interest                            12,905            10,448

Total Revenues                   1,907,844         1,882,111

EXPENSES:
Operating Expenses                 902,949           891,216
General and administrative         171,003           167,892

Total expenses                   1,073,952         1,059,108

NET INCOME                         833,892           823,003

AGGREGATE NET INCOME ALLOCATED TO:
Limited Partners                   825,553           814,773
General Partners                     8,338             8,230

TOTAL                              833,892           823,003

NET INCOME PER LIMITED
PARTNERSHIP UNIT                     34.76             34.30

LIMITED PARTNERSHIP UNITS
USED IN PER UNIT CALCULATION        23,753            23,753

See accompanying notes to financial statements (unaudited).

STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                GENERAL       LIMITED
                                PARTNERS      PARTNERS       TOTAL

EQUITY AT DECEMBER 31, 1994     ($41,352)    $5,234,694   $5,193,342

NET INCOME                         8,230        814,773      823,003
DISTRIBUTIONS                     (8,097)      (801,663)    (809,760)

EQUITY AT SEPTEMBER 30, 1995    ($41,219)    $5,247,804   $5,206,585

EQUITY AT DECEMBER 31, 1995     ($44,075)    $4,965,085   $4,921,010

NET INCOME                         8,338        825,553      833,892
DISTRIBUTIONS                     (8,097)      (801,663)    (809,760)

EQUITY AT SEPTEMBER 30, 1996    ($43,834)    $4,988,975   $4,945,142


See accompanying notes to financial statements (unaudited).


STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                    September 30,      September 30,
                                        1996               1995

CASH FLOWS FROM OPERATING
 ACTIVITIES:

Net income                           $ 833,892          $ 823,003
Adjustments to reconcile net
  income to net	cash provided
  by operating activities:
     Depreciation                      311,094            311,094
  Changes in assets and liabilities:
     Increase in other assets          (39,253)           (26,990)
     Increase in liabilities             1,644             40,337
Net cash provided by operating
  activities                         1,107,377          1,147,444


CASH FLOWS FROM INVESTING ACTIVITIES -
Purchase of property & equipment                          (32,387)

CASH FLOWS FROM FINANCING ACTIVITIES -
     Distributions to partners        (809,760)          (809,760)

NET INCREASE IN CASH AND
 CASH EQUIVALENTS                      297,617            305,297

CASH AND CASH EQUIVALENTS:
At beginning of period                 506,933            407,250
At end of period                     $ 804,550          $ 712,547

See accompanying notes to financial statements (unaudited).


DSI REALTY INCOME FUND VI
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

DSI Realty Income Fund VI (the "Partnership"), a limited partnership, has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 23,753 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of September 30, 1996, and for the periods ended September 30, 1996 and 1995, is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

Properties owned by the Partnership are all mini-storage facilities. Depreciation is calculated using the straight line method over the estimated useful life of 20 years. The total cost of property and accumulated depreciation at September 30, 1996, is as follows:

        Land                             $ 1,759,000
        Buildings                          8,364,514
        Furniture and Equipment               35,185
        Total                             10,158,699
        Less: Accumulated Depreciation   ( 5,729,920)
        Property - Net                   $ 4,428,779


3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.